Exhibit 99.1

News Release

Wabtec Signs Agreement To Acquire Standard Car Truck, A Leading Rail Equipment Supplier

WILMERDING, PA, September 15, 2008 – Wabtec Corporation (NYSE: WAB) has signed a definitive agreement to acquire Standard Car Truck, a leading rail equipment supplier, for cash of about $300 million. Based in Park Ridge, Ill., Standard Car Truck has annual sales of about $225 million and manufactures engineered components for locomotives and freight cars. Wabtec expects the transaction to be completed in the fourth quarter and to be accretive in the first year. The transaction is subject to customary closing conditions and antitrust clearance under the Hart Scott Rodino Act.

Wabtec plans to finance the transaction with proceeds from a new, $500 million credit facility and has already received a commitment from a group of banks. Co-Lead Arrangers on the new credit facility, which includes a revolver and a term loan, are PNC Capital Markets LLC, JP Morgan Securities Inc and RBS Greenwich Capital.

Founded in 1896, Standard Car Truck is the worldwide leader in stabilization systems for freight cars, including engineered truck (undercarriage) components such as springs, friction wedges and wear plates. Its Barber® brand truck design is used throughout the world and holds a leading share of the North American market. The company also manufactures and services locomotive components, including compressors and pumps. Standard Car Truck has about 550 employees; nine manufacturing facilities in Illinois, Ohio and Pennsylvania; and offices in Malaysia for low-cost sourcing from other manufacturers, and in Scotland for research and product development.

“Standard Car Truck has a world-class portfolio of products and will be a strong strategic fit for Wabtec,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “The company will enable us to provide freight car customers with a broader, value-added package of truck components and assemblies. With our combined knowledge of in-train braking forces and design capabilities, we will be uniquely qualified to advance stabilization technology for the industry. In addition, we see opportunities to build on Standard Car Truck’s existing aftermarket and international presence.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for the rail and transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Contact:
Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148